UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CUTTER & BUCK INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

On October 17, 2006, David A. Lorber informed the Corporate Governance, Nominating and Succession Committee (the “Committee”) of the Board of Cutter & Buck Inc. of his decision to withdraw as a nominee for Director at the upcoming Annual Meeting of Shareholders to be held on October 19, 2006. The Board does not intend to present a replacement nominee at the 2006 Annual Meeting of Shareholders.

The Board of Directors intends to reduce the size of the Board from eight to seven directors as permitted pursuant to the terms of the Company’s Bylaws. Other than Mr. Lorber, the nominees named in Company’s proxy statement will stand for election at the 2006 Annual Meeting of Shareholders. Any proxy cards that are submitted with instructions to vote for all of the Board’s nominees will be voted only for the seven remaining nominees, as named in the Company’s proxy statement dated September 11, 2006.